FIRST ALBANY COMPANIES INC.                    (Exhibit 11)
    COMPUTATION OF PER SHARE EARNINGS

                                    Three Months Ended     Six Months Ended
                                    June 26,   June 27,    June 26,  June 27,
                                     1998       1997        1998       1997
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 Basic:
    Net income                      $1,087      $ 191       $2,494     $ 561
     Weighted average number of
     shares outstanding during
     the period                      6,194      5,986        6,185     5,970
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    Net income per share            $ 0.18      $0.03       $ 0.40    $ 0.09
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 Dilutive:
    Net income                      $1,087      $ 191       $2,494     $ 561
     Weighted average number of
     shares outstanding during
     the period                      6,194      5,986        6,185     5,970
    Effective of dilutive common
     equivalent shares                 693        484          679       441
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    Weighted average shares and
     common equivalent shares
     outstanding                     6,887      6,470        6,864     6,411
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    Net income per share            $ 0.16     $ 0.03       $ 0.36    $ 0.09
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

    **Per share figures and shares outstanding have been restated for all dividends declared.